Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Carla Burigatto
(856) 342-6081	(856) 342-3737
ken_gosnell@campbellsoup.com	carla_burigatto@campbellsoup.com

CAMPBELL’S CONTROLLER O'SHEA TO RETIRE

CAMDEN, N.J., Feb. 9, 2017 - Campbell Soup Company (NYSE:CPB) today announced that William O’Shea, 59, Vice President and Controller, has informed the company of his decision to retire on June 1, 2017. He joined the company in 1996.

Anthony P. DiSilvestro, Campbell’s Senior Vice President and Chief Financial Officer, said, “Bill’s distinguished career spans more than two decades with Campbell. He has served as an invaluable partner to me, our leadership team and the Board of Directors. He has a comprehensive understanding of many areas of finance and has always acted with the utmost integrity. I have known and worked with Bill for more than 30 years and am deeply grateful for his contributions to our company. I wish him and his family all the best.”

As Controller, O’Shea leads the company’s corporate accounting function and compliance with all financial and reporting requirements. He also supported the transformation of Campbell’s finance function, including advising on the startup of Integrated Global Services, the company’s shared services group responsible for building capabilities while lowering costs.

Since joining Campbell as Controller, U.S. Soup, O’Shea has held a diverse range of leadership roles including Vice President, Finance, U.S. Grocery; Vice President and Treasurer; Vice President, Finance and Strategy, North America Soup, Sauces and Beverages; and Vice President, Finance Operations.

Before joining Campbell, O’Shea held positions of increasing seniority with Scott Paper Company, including Assistant Treasurer, Europe; and Vice President, Finance, Worldwide Consumer Business.

O’Shea earned a Bachelor of Science in Business Administration from Towson University and a Master of Business Administration from the University of Virginia Darden School of Business.

In the coming weeks, the company expects to name a successor who will work with O’Shea through the transition.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” We make a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories and to what’s important today. Led by our iconic Campbell’s brand, our portfolio includes Pepperidge Farm, Bolthouse Farms, Arnott’s, V8, Swanson, Pace, Prego, Plum, Royal Dansk, Kjeldsens and Garden Fresh Gourmet. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.